3. "BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

   1. the Memorandum be altered by changing the name of the Company from Penn-Gold Resources Inc. to Moreno Ventures Inc.; and

   2. the Memorandum be in the form of Schedule "A" hereto so that the Memorandum as altered shall at the time of filing comply with the *Company Act*."

4. "BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT the existing articles of the Company be cancelled and that the form of articles presented to the Shareholders and to be attached to the minutes of this meeting be adopted as the articles of the Company."

Certified a true copy the 19th day of March, 1998.

Solicitor